Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated January 5, 2007

US$1,225,000

Royal Bank of Canada

Senior Global Medium-Term Notes, Series C

Bearish Buffered Equity Investment Notes due January 26, 2009

Linked to the Performance of the Standard and Poor’s 500 Index®, the

Dow Jones Industrial Average, the Russell 2000® Index and the Nasdaq 100 Index®

The Notes (the “Notes”) are bearish buffered equity investment notes, non-principal-protected and linked to the performance of the Standard and Poor’s 500 Index®, the Dow Jones Industrial Average, the Russell 2000® Index and the Nasdaq 100 Index®. The amount payable upon maturity of the Notes will be paid in cash. The payment you will receive at maturity will depend on the final closing price(s) of the Basket Indices. You will only receive a payment at maturity in excess of your principal amount if, on a weighted basis, the return of the Basket Indices is negative. If, on a weighted basis, the return of the Basket Indices is zero or positive, you will not participate in any appreciation and may lose all or a portion of your principal amount.

Issuer:	Royal Bank of Canada (“Royal Bank”).
Interest rate (coupon):	We will not pay you interest on the Notes.
Underlying securities indices:

The Standard and Poor’s 500 Index® (Bloomberg Symbol: “SPX”), the Dow Jones Industrial Average (Bloomberg Symbol: “INDU”), the Russell 2000® Index (Bloomberg Symbol: “RTY”) and the Nasdaq 100 Index® (Bloomberg Symbol: “NDX”), each a “Basket Index” and together they may be referred to as the “Basket Indices” or the “Basket.”

Payment at Maturity:

(1)          If the Final Basket Level is less than the Starting Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to:

•     Principal Amount + (Principal Amount x Percentage Change x –1)

(2)          If the Final Basket Level is greater than or equal to the Starting Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

(3)          If the Final Basket Level is greater than the Starting Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to:

•     Principal Amount – [Principal Amount x (Percentage Change – Buffer Amount)]

The return on your Notes will be positive only if the Percentage Change is negative. You may lose all or a portion of your principal amount if the Final Basket Level exceeds the Starting Basket Level by more than 30%.

Percentage Change:	The Percentage Change is based on the equal-weighted return of the Basket Indices. The Percentage Change is calculated using the following formula:

where, SPXI, INDUI, RTYI and NDXI are the closing levels of the SPX, INDU, RTY and NDX, respectively, on the Pricing Date; SPXF, INDUF, RTYF and NDXF are the closing levels of the SPX, INDU, RTY and NDX, respectively, on the Valuation Date.

Buffer Amount:	30%
Starting Basket Level:	The Starting Basket Level is the level of a basket comprised of the closing levels of the SPX, INDU, RTY and NDX as of the Pricing Date on an equally weighted basis.
Final Basket Level:	The Final Basket Level is the level of a basket comprised of the closing levels of the SPX, INDU, RTY and NDX as of the Valuation Date on an equally weighted basis.
Pricing Date:	January 26, 2007
Issue Date:	January 31, 2007
Valuation Date:	January 26, 2009
Maturity Date:	January 29, 2009 (resulting in a term to maturity of 2 years)
Minimum investment:	$1,000, and integral multiples of $1,000 thereafter
Business Day Convention:	Modified following
Clearance and Settlement:

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange or quotation system.
Calculation agent:	The Bank of New York.

Your investment in the Notes involves certain risks. See “Additional Risk Factors Specific to Your Notes” beginning on page P-4 of this preliminary pricing supplement to read about investment risks relating to the bearish buffered equity investment notes. The principal of the Notes is not protected and you could lose your entire investment.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this preliminary pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this preliminary pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this preliminary pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this preliminary pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Royal Bank
Per Note	100%	2.75%	97.25%
Total	$1,225,000	$33,687.50	$1,191,312.50

Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this preliminary pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this preliminary pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

RBC Capital Markets Corporation

Pricing Supplement dated January 26, 2007

In this preliminary pricing supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the “accompanying prospectus supplement”), dated January 5, 2007, of Royal Bank.

The Notes Are Part of a Series

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C,” that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the “indenture”). The Notes are “indexed notes,” as defined in the accompanying prospectus supplement. This preliminary pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described here (i.e., in this preliminary pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

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TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary	P-1
Additional Risk Factors Specific to Your Notes	P-4
The Basket Indices	P-10
Specific Terms of the Notes	P-27
Use of Proceeds And Hedging	P-33
Supplemental Discussion of Canadian Tax Consequences	P-34
Supplemental Discussion of Federal Income Tax Consequences	P-35
Employee Retirement Income Security Act	P-37
Supplemental Plan of Distribution	P-38

Prospectus Supplement dated January 5, 2007

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-4
Description of the Notes We May Offer	S-5
Certain Income Tax Consequences	S-24
Supplemental Plan of Distribution	S-25
Documents Filed As Part of the Registration Statement	S-30

Prospectus dated January 5, 2007

Documents Incorporated by Reference	2
Where You Can Find More Information	3
Further Information	3
About This Prospectus	4
Presentation of Financial Information	5
Caution Regarding Forward-Looking Information	5
Royal Bank of Canada	6
Risk Factors	6
Use of Proceeds	6
Consolidated Ratios of Earnings to Fixed Charges	7
Consolidated Capitalization and Indebtedness	8
Description of Debt Securities	9
Tax Consequences	26
Plan of Distribution.	38
Benefit Plan Investor Considerations	40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	41
Validity of Securities	41
Experts	41
Supplemental Financial Statement Schedule	42
Other Expenses of Issuance and Distribution	45

ii

SUMMARY

THE NOTES ARE MEDIUM-TERM NOTES ISSUED BY ROYAL BANK OFFERING A RETURN LINKED TO THE DEPRECIATION, IF ANY, OF THE BASKET INDICES OVER THE TERM TO MATURITY. THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF RISKS AND OTHER CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE NOTES. THE NOTES MAY BE OFFERED TO CERTAIN INVESTORS OUTSIDE THE UNITED STATES IN ACCORDANCE WITH APPLICABLE LOCAL LAW. WE URGE NON-U.S. INVESTORS TO READ “RISK FACTORS—NON-U.S. INVESTORS MAY BE SUBJECT TO CERTAIN ADDITIONAL RISKS” IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PRELIMINARY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ACCOMPANYING PROSPECTUS SUPPLEMENT.

Principal Terms

Interest rate (coupon):	We will not pay you interest on the Notes.
Underlying securities indices:

The Standard and Poor’s 500 Index® (Bloomberg Symbol: “SPX”), the Dow Jones Industrial Average (Bloomberg Symbol: “INDU”), the Russell 2000® Index (Bloomberg Symbol: “RTY”) and the Nasdaq 100 Index® (Bloomberg Symbol: “NDX”), each a “Basket Index” and together they may be referred to as the “Basket Indices” or the “Basket.”

Closing Basket Level:	The Closing Basket Level is the level of a basket comprised of the closing levels of the SPX, INDU, RTY and NDX as of a specific date on an equally weighted basis.
Buffer Amount:	30%
Payment at Maturity:

(1)          If the Final Basket Level is less than the Starting Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to:

•     Principal Amount + (Principal Amount x Percentage Change x –1)

(2)          If the Final Basket Level is greater than or equal to the Starting Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

(3)          If the Final Basket Level is greater than the Starting Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to:

•     Principal Amount – [Principal Amount x (Percentage Change – Buffer Amount)]

Percentage Change:	The Percentage Change is based on the equal-weighted return of the Basket Indices. The Percentage Change is calculated using the following formula:

where, SPXI, INDUI, RTYI and NDXI are the closing levels of the SPX, INDU, RTY and NDX, respectively, on the Pricing Date; SPXF, INDUF, RTYF and NDXF are the closing levels of the SPX, INDU, RTY and NDX, respectively, on the Valuation Date.

Basket weighting:	The Basket Indices will be equally weighted.

Starting Index Level:	Index Standard and Poor’s 500 Index® Dow Jones Industrial Average Russell 2000® Index Nasdaq 100 Index®	Starting Level 1,422.18 12,487.02 788.14 1,772.97
Final Index Level:	For each Basket Index, the closing level of that Basket Index on the Valuation Date.
Starting Basket Level:	The Starting Basket Level is the level of a basket comprised of the closing levels of the SPX, INDU, RTY and NDX as of the Pricing Date on an equally weighted basis.
Final Basket Level:	The Final Basket Level is the level of a basket comprised of the closing levels of the SPX, INDU, RTY and NDX as of the Valuation Date on an equally weighted basis.
Valuation Date:	January 26, 2009
Maturity Date:	January 29, 2009

Selected Purchase Considerations:

•

Exposure to Index Declines — The Notes are designed for investors who believe that the Basket will depreciate over the term of the Notes. You will receive a positive return on your Notes only if the Basket declines over the term of your Notes. You will receive any such gains at maturity.

•

No Principal Protection — Your principal amount is not protected against any appreciation in the Basket (other than to the extent of the Buffer Amount). If the Basket has appreciated between the Pricing Date for your Notes and the Maturity Date, you may lose all or a portion of your principal amount.

Selected Risk Considerations:

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in the accompanying prospectus supplement and in the prospectus.

•

Potential Loss of Principal — The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date. If you sell your Notes in the secondary market prior to the Maturity Date, you may have to sell them at a loss. Furthermore, if the Basket has appreciated between the Pricing Date for your Notes and the Maturity Date, you may lose all or a portion of your principal amount.

•

No Interest or Dividend Payments — You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in any Basket Index (the “Index Constituent Securities”).

•

There May Be Little or No Secondary Market for the Notes — The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes May Be a Suitable Investment For You If:

•	You are willing to accept the risk of fluctuations in the securities directly associated with the Basket Indices.
•	You believe the level of the Basket Indices, on a weighted average, will decrease during the term of the Notes (and therefore you will receive a positive return on your investment).
•	You are willing to hold the Notes to maturity.
•	You do not seek current income from this investment.

The Notes May Not Be a Suitable Investment For You If:

•	You believe the level of the Basket Indices, on a weighted average, will appreciate during the term of the Notes (and therefore you will receive no return or a negative return on your investment).
•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.
•	You are unable or unwilling to hold the Notes to maturity.
•	You seek current income from your investment.
•	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page P-35.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes for tax purposes as a debt instrument subject to special rules governing contingent payment obligations. As a result, if you are a U.S. holder, even though we will not make interest payments on your Note, you will generally be required to take into income an amount of interest for each accrual period determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. These rules will generally have the effect of requiring you to include such amounts in income in respect of your Note prior to your receipt of cash attributable to such income.

There is no authority that specifically addresses the tax treatment of the Notes, therefore it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences—Alternative Treatments” on page P-36.

For a discussion of the Canadian federal income tax consequences of your investment in the notes, see “Supplemental Discussion of Canadian Tax Consequences” on page P-34.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated January 5, 2007. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your Notes is not equivalent to investing directly in the Basket Index or Indices to which your Notes are indexed. You should carefully consider whether the Notes are suited to your particular circumstances. This preliminary pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated January 5, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this preliminary pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this preliminary pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee the Return on Your Investment.

The Notes do not pay interest and may not return any of your investment. The amount payable at the Maturity Date will be determined pursuant to the terms described in this preliminary pricing supplement. You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Starting Basket Level by more than the Buffer Amount.

Changes in the Value of the Basket Indices May Offset Each Other

The Notes are linked to a weighted Basket composed of the Basket Indices. Price movements in the Basket Indices may not correlate with each other. At a time when the value of one or more of the Basket Indices decreases, the value of the other Basket Indices may not decrease as much or may increase in value. Therefore, in calculating the Final Basket Level, increases or decreases in the value of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Index or Indices. There can be no assurance that the Final Basket Level will be lower than the Starting Basket Level. You may lose some or all of your investment in the Notes if the Final Basket Level is greater than the Starting Basket Level, and has appreciated by more than the Buffer Amount.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•	the closing levels of the Basket Index or Indices;
•	the volatility (i.e., the frequency and magnitude of changes) in the levels of the Basket Index or Indices;
•	the composition of the Basket Indices and changes in the Index Constituent Securities;
•	the market price of the Index Constituent Securities;
•	interest and yield rates in the markets in which the Basket Index or Indices are located;
•

the dividend rate paid on the Index Constituent Securities (while not paid to holders of the Notes, dividend payments on the Index Constituent Securities may influence the value of the Index Constituent Securities and the closing level of the related Basket Index, and therefore affect the market value of the Notes);

•	supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;
•

economic, financial, regulatory, political, military, judicial and other events that affect stock markets generally and the market segment of which the Index Constituent Securities are a part, and which may affect the market price of the Index Constituent Securities and the Basket Index; and

•	the time remaining to the Maturity Date.

You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may increase such that you may not receive any return of your investment or may experience a loss. If the Final Basket Level increases compared to the Starting Basket Level by more than the Buffer Amount, you will lose some or all of your investment at the Maturity Date. In addition, your Notes will be affected by our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

If the Levels of the Basket Indices Change, the Market Value of Your Notes May Not Change to the Same Extent.

Your Notes may trade quite differently from the Basket Indices. Decreases or increases in the levels of the Basket Indices may not result in comparably sized (though likely reverse directional) increases or decreases in the market value of your Notes. Even if the market price of the Basket Indices has depreciated from the Starting Basket Level, the market value of your Notes prior to the Maturity Date may not increase or may reflect a value less than that which would be payable to you if the Notes matured on that day. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Changes That Affect the Basket Indices Will Affect the Market Value of the Notes and the Amount You Will Receive at the Maturity Date

Each Basket Index will be published or otherwise calculated and maintained by a third party, each referred to as an “index provider.” The policies of the index providers concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Index Constituent Securities and the manner in which changes affecting the Index Constituent Securities or the issuers of the Index Constituent Securities, such as stock dividends, reorganizations or mergers, are reflected in the related Basket Index, could affect the Basket Indices and, therefore, could affect the amount payable on the Notes at the Maturity Date, and the market value of the Notes prior to the Maturity Date. The amount payable on the Notes and their market value could also be affected if an index provider changes these policies, for example by changing the manner in which it calculates the related Basket Index, or if the index provider discontinues or suspends calculation or publication of the related Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing level of the Basket Index is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent-which initially will be The Bank of New York,—may determine the closing level of the related Basket Index or fair market value of the Notes—and thus the Final Basket Level and the amount payable at the Maturity Date—in a manner it considers appropriate, in its sole discretion.

Royal Bank and its Affiliates Have No Affiliation with the Index Providers and Are Not Responsible for their Public Disclosure of Information.

Royal Bank and its affiliates are not affiliated with any of the index providers in any way (except for potential licensing arrangements discussed below in “The Basket Indices”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the related Basket Indices. If an index provider discontinues or suspends the calculation of the related Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at the Maturity Date. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the relevant Basket Index exists, the amount you receive at the Maturity Date will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Notes—Consequences of Market Disruption Events” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation.” The index providers are not involved in the offer of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

We have derived the information about the index providers and the related Basket Indices in this preliminary pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the index providers contained in this preliminary pricing supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the index providers.

We Are Not Affiliated With Any Company Included in the Basket Indices. You Will Have No Shareholder Rights in Issuers of Securities Which Compose the Basket Indices.

We are not affiliated with any of the companies whose securities are represented in the Basket Indices. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the securities underlying the Basket Indices or your Notes. None of the money you pay us will go to any of the companies included in the Basket Indices and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Constituent Securities would have.

Historical Performance of the Basket Indices Should Not Be Taken as an Indication of the Future Performance of the Basket Indices During the Term of the Notes.

The trading prices of the Index Constituent Securities will determine the closing level of each Basket Index. As a result, it is impossible to predict whether, or the extent to which, the level of each Basket Index or all of the Basket Indices will rise or fall. Trading prices of the Index Constituent Securities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Securities and the level of the related Basket Index. Accordingly, the historical performance of each Basket Index should not be taken as an indication of the future performance of that Basket Index.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index Constituent Securities, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Index Constituent Securities or the Basket Indices May Impair the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Index Constituent Securities, futures or options on the Index

Constituent Securities or the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Securities or the Basket Indices, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Securities, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Indices or the Index Constituent Securities at any time. Although they are not expected to, any of these hedging activities may increase the market price of the Index Constituent Securities and/or the level of the Basket Indices, and, therefore, decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Securities and other investments relating to the Index Constituent Securities or the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could increase the market price of the Index Constituent Securities and/or the level of the Basket Indices and, therefore, decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Securities or the Basket Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Basket Indices and the Index Constituent Securities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Basket Indices, could be adverse to the interests of the holders of the Notes.

Royal Bank and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Securities, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation and RBC Dain Rauscher Inc., have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index Constituent Securities. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of the Index Constituent Securities and/or the level of the Basket Indices and, therefore, the market value of the Notes.

Royal Bank or any of its affiliates may presently or from time to time engage in business with the index provider without regard to your interest, including extending loans to, or making equity investments in, the index provider or providing advisory services to the index provider, including merger and acquisition advisory services. In the course of that business, Royal Bank or any of its affiliates may acquire non-public information about the index provider. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, Royal Bank or its affiliates from time to time have published or in the future may publish research reports with respect to the index provider. Any prospective purchaser of the Notes should undertake an independent investigation of the index provider as in its judgment is appropriate to make an informed decision regarding an investment in the Notes.

The Calculation Agent Can Postpone the Calculation of the Final Index Level on the Valuation Date if a Market Disruption Event Occurs on the Valuation Date.

The determination of the Final Index Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date with respect to a Basket Index. If such a postponement occurs, the calculation agent will use the closing level of the Basket Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the Valuation Date be postponed by more than five business days. As a result, the Maturity Date for the Notes could also be postponed, although not by more than five business days.

If the determination of the Final Index Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Index Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Index Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes—Consequences of Market Disruption Events” beginning on page P-29.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, decide the amount of your payment at maturity on the Notes. We may change the calculation agent after the Issue Date without notice to you. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes—Role of Calculation Agent” on page P-32. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting any Basket Index has occurred. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this preliminary pricing supplement. Please read carefully the sections entitled “Supplemental Discussion of Federal Income Tax Consequences” in this preliminary pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

This preliminary pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

THE BASKET INDICES

We Have Obtained the Information About Each Basket Index and Index Provider from the Index Provider’s Publicly Available Sources

This preliminary pricing supplement relates only to your Notes and does not relate to the Basket Indices, the index providers or any Index Constituent Securities. We have derived all information about the Basket Indices and the related index providers in this preliminary pricing supplement from the publicly available documents made pubic by the relevant index provider. The index providers are not involved with this offering in any way. Consequently, we have no ability to control the actions of the index providers, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at the Maturity Date. The index providers have no obligation to consider your interest as an investor in the Notes in taking any corporate or other actions that might affect them. We have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them. Each Note is an unsecured debt obligation of Royal Bank only and is not an obligation of any index provider. None of the money you pay for your Notes will go to the index provider (except for under possible licensing arrangements discussed below). The index provider may take actions that could adversely affect the market value of the Notes.

We will not participate in the preparation of any of those documents or make any “due diligence” investigation or inquiry with respect to the index provider in connection with the offering of your Notes. We will not make any representation that any publicly available document or any other publicly available information about the index provider is accurate or complete. Furthermore, we will not know whether all events occurring before the date of this preliminary pricing supplement—including events that would affect the accuracy or completeness of the publicly available documents referred to above, the closing levels of the relevant Basket Index and, therefore, the cash delivery amount—have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any index provider could affect the value you will receive at the Maturity Date and, therefore, the market value of your Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Indices.

We or any of our affiliates may presently or from time to time engage in business with the index provider without regard to your interest, including extending loans to, or making equity investments in, the index provider or providing advisory services to the index provider, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index provider. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published or in the future may publish research reports with respect to the index provider. Any prospective purchaser of the Notes should undertake an independent investigation of the index provider as in its judgment is appropriate to make an informed decision regarding an investment in the Notes.

Historical Closing Level Information

We provide historical closing level information on the Basket Indices below in this preliminary pricing supplement. You should not take any such historical closing levels of the Basket Indices as an indication of the future performance. Royal Bank cannot make any assurance that the future performance of the Basket Indices will result in holders of the Notes receiving a positive return on their investment. The actual Starting Index Level will be the closing level of the Basket Indices on the Pricing Date.

The S&P 500 Index®

Standard & Poor’s publishes the S&P 500 Index®. The S&P 500 Index® is intended to provide an indication of the stock price movement of the stocks included in the S&P 500 Index®. The daily calculation of the value of the S&P 500 Index®, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 30, 2006, 424 companies, or 85.4% of the S&P 500 Index®, traded on the New York Stock Exchange and 76 companies, or 14.6% of the S&P 500 Index®, traded on The Nasdaq Global Market. The Standard & Poor’s chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which the Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index® with the number of companies included in each group, as of November 30, 2006, indicated in parentheses: Consumer Discretionary (86), Consumer Staples (38), Energy (31), Financials (88), Health Care (55), Industrials (52), Information Technology (80), Materials (29), Telecommunication Services (10) and Utilities (31). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The S&P 500 Index® does not reflect the payment of dividends on the stocks included in the S&P 500 Index®. Because of this the return on the Notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500 Index®

Standard & Poor’s currently computes the S&P 500 Index® as of a particular time as follows:

•	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);
•	the market values of all component stocks as of that time are aggregated;
•

the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

•	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
•	the current aggregate market value of all component stocks is divided by the base value; and
•	the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the S&P 500 Index®, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the payment amount for the Notes at the Maturity Date or otherwise. Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends;
•	the granting to shareholders of rights to purchase additional shares of stock;
•	the purchase of shares by employees pursuant to employee benefit plans;
•	consolidations and acquisitions;
•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by Standard & Poor’s of particular component stocks in the S&P 500 Index®; or
•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	x	New Market Value	=	Old Market Value
New Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index®.

License Agreement

Standard & Poor’s and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by Standard & Poor’s, in connection with securities, including the Notes.

The license agreement between Standard & Poor’s and Royal Bank provides that the following language must be set forth in this preliminary pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index® to track general stock market performance. S&P’s only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index®. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX ® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX ® OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX ® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Royal Bank.

The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

The Dow Jones Industrial Average

We have obtained all information regarding the DJIA(SM) contained in this preliminary pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the DJIA(SM). The consequences of Dow Jones’ discontinuing publication of the DJIA(SM) are described in the section entitled “Specific Terms of the Notes-Discontinuation of a Basket Index; Alteration of Method of Calculation.” We do not assume any responsibility for the accuracy or completeness of any information relating to the DJIA(SM).

The DJIA(SM) is widely used as an indicator of the pattern of the price movement of U.S. equities. The calculation of the level of the DJIA(SM), discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry. As of January 26, 2007, the component companies of the DJIA(SM) were as follows:

3M Company	International Business Machines Corporation
Alcoa Inc.	J.P. Morgan Chase & Co.
Altria Group, Inc.	Johnson & Johnson
American Express Company	McDonald’s Corporation
American International Group, Inc.	Merck & Co., Inc.
AT&T Inc.	Microsoft Corporation
Caterpillar Inc.	Pfizer Inc.
Citigroup Inc.	The Boeing Company
E.I. DuPont de Nemours and Company	The Coca-Cola Company
Exxon Mobil Corporation	The Home Depot, Inc.
General Electric Company	The Procter & Gamble Company
General Motors Corporation	The Walt Disney Company
Hewlett-Packard Company	United Technologies Corporation
Honeywell International Inc.	Verizon Communications Inc.
Intel Corporation	Wal-Mart Stores, Inc.

As of January 26, 2007, 28 of the DJIA(SM) component companies were traded on the New York Stock Exchange, and the other two companies were traded on The Nasdaq Global Market.

The composition of the DJIA(SM) is not limited to traditionally defined industrial stocks. Instead, the companies are chosen from sectors of the economy most representative of the country’s economic health. The index serves as a measure of the entire United States market, covering such diverse industries as financial services, technology, retail, entertainment, and consumer goods. The editors of The Wall Street Journal maintain and review the index and from time to time, in their sole discretion, may add companies to, or delete companies from, the DJIA(SM) to achieve the objectives stated above. Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component’s core business. When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously. A stock typically is added if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the index.

The DJIA(SM) is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding. The divisor used to calculate the price-weighted average of the DJIA(SM) is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions. While this methodology reflects current practice in calculating the DJIA(SM), no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the amounts payable on the notes at maturity.

Neither we nor any of our affiliate accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the DJIA(SM) or any successor to the DJIA(SM). Dow Jones does not guarantee the accuracy or the completeness of the DJIA(SM) or any data included in the DJIA(SM). Dow Jones assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the DJIA(SM). Dow Jones disclaims all responsibility for any errors or omissions in the calculation and dissemination of the DJIA(SM) or the manner in which the DJIA(SM) is applied in determining the amount payable at maturity.

License Agreement

Royal Bank has entered into a non-exclusive license agreement with Dow Jones providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Dow Jones (including the DJIA(SM)) in connection with certain securities, including the Notes.

The license agreement between Dow Jones and Royal Bank requires that the following language be stated in this preliminary pricing supplement:

The Notes are not sponsored, endorsed, sold, or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to us is in the licensing of certain trademarks, trade names, and service marks of Dow Jones and of the DJIA(SM), which is determined, composed, and calculated by Dow Jones without regard to us or the Notes. Dow Jones has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the DJIA(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination of the amount to be paid on the Notes. Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIA(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIA(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIA(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND US.

The Russell 2000® Index

We have derived all information contained in this preliminary pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell 2000® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell, and measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents approximately 8% of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Russell 2000® Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Russell 2000®

Index  value is calculated by adding the market values of the Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;
•

Corporate cross-owned shares—when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares—large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;

•	Unlisted share classes—classes of common stock that are not traded on a U.S. securities exchange; and
•

Initial public offering lock-ups—shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Russell 2000® Index.

Corporate Actions Affecting the Russell 2000® Index

The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not a index adjustment is required.

•

“No Replacement” Rule—Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.

•

Rule for Deletions—When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•

Deleted Stocks—Effective on January 1, 2002, when deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions—The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes—Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index

Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index

Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 2000® Index calculations.

License Agreement

Royal Bank entered into a non-exclusive license agreement with Frank Russell Company (“Frank Russell”) whereby we and our affiliates, in exchange for a fee, will be permitted to use the Russell 2000® Index in connection with the offer and sale of the Notes. We are not affiliated with Frank Russell; the only relationship between Frank Russell and us is any licensing of the use of the Russell 2000® Index and trademarks relating to the Russell 2000® Index.

The license agreement between Frank Russell and Royal Bank provides that the following language must be set forth in this preliminary pricing supplement:

The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell. Frank Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the

Russell 2000® Index is based. Frank Russell’s only relationship to Royal Bank and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Royal Bank and its affiliates or the Notes. Frank Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Frank Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 ® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 ® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 ® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell and have been licensed for use by Royal Bank and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell and Frank Russell makes no representation regarding the advisability of investing in the Notes.

The Nasdaq 100 Index®

The Nasdaq 100® Index was developed by The Nasdaq Global Market, Inc., which we refer to as The Nasdaq. The Nasdaq100® Index is determined and calculated by The Nasdaq and was first published in January 1985. Royal Bank obtained all information contained in this preliminary pricing supplement regarding the Nasdaq 100 Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq. Royal Bank makes no representation or warranty as to the accuracy or completeness of any information relating to the Nasdaq 100 Index®. The Nasdaq is under no obligation to continue to publish the Nasdaq 100 Index® and may discontinue publication of the Nasdaq 100 Index® at any time.

The Nasdaq 100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on NASDAQ Global Market LLC. The Nasdaq 100 Index® constitutes a broadly diversified segment of the largest securities listed on The Nasdaq Global Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq 100 Index® equals the aggregate value of the then-current Nasdaq 100 Index® share weights of each of the Nasdaq 100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq 100 Index® component security, multiplied by each such security’s respective last sale price on The NASDAQ Global Market LLC (which may be the official closing price published by The NASDAQ Global Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported Nasdaq 100 Index® value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq 100 Index® reporting purposes.

To be eligible for inclusion in the Nasdaq 100 Index®, a security must be traded on The NASDAQ Global Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on The NASDAQ Global Select Market or The NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Global Market LLC or another recognized market (generally a company is considered to be seasoned by The Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq 100 Index® by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Global Market LLC within the next six months.

In addition, to be eligible for continued inclusion in the Nasdaq 100 Index®, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq 100 Index® at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq 100 Index® effective after the close of trading on the third Friday of the following month.

The securities in the Nasdaq 100 Index® are monitored every day by The Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq 100 Index® on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq 100 Index® share weights for such Nasdaq 100 Index® component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq 100 Index® component securities.

Additionally, The Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the Nasdaq 100 Index® due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq 100 Index®.

The Nasdaq 100 Index® share weights are also subject, in certain cases, to a rebalancing (see “Rebalancing of the Nasdaq 100 Index® for Modified Capitalization-Weighted Methodology” below). Ordinarily, whenever there is a change in the Nasdaq 100 Index® share weights or a change in a component security included in the Nasdaq 100 Index®, The Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq 100 Index® which might otherwise be caused by such change.

Annual Ranking Review

The Nasdaq 100 Index® component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review,” as described below. Securities listed on The NASDAQ Global Market LLC which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. Nasdaq 100 Index®-eligible securities which are already in the Nasdaq 100 Index® and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq 100 Index® provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq 100 Index®-eligible securities not currently in the Nasdaq 100 Index®. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq 100 Index® component security is no longer traded on The Nasdaq, or is otherwise determined by The Nasdaq to become ineligible for continued inclusion in the Nasdaq 100 Index®, the security will be replaced with the largest market capitalization security not currently in the Nasdaq 100 Index® and meeting the Nasdaq 100 Index® eligibility criteria listed above.

Rebalancing of the Nasdaq 100 Index® for Modified Capitalization-weighted Methodology

Effective after the close of trading on December 18, 1998, the Nasdaq 100 Index® has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq 100 Index® by a few large stocks); (3) reduce Nasdaq 100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq 100 Index® component securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with The Nasdaq’s quarterly scheduled weight adjustment procedures described above, the Nasdaq 100 Index® component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq 100 Index® (i.e., as a 100-stock index, the average percentage weight in the Nasdaq 100 Index® is 1.0%).

Such quarterly examination will result in a Nasdaq 100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq 100 Index® component security must be less than or equal to 24.0% and (2) the “collective weight” of those Nasdaq 100 Index® component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, The Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq 100 Index®.

If either one or both of these weight distribution requirements are not met upon quarterly review or The Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq 100 Index® component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq 100 Index® component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq 100 Index® component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq 100 Index® weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the Nasdaq 100 Index® component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq 100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq 100 Index® component security are set, the Nasdaq 100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq 100 Index® at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq 100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq 100 Index® divisor will be made to ensure continuity of the Nasdaq 100 Index®. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq 100 Index® share weights. However, The Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq 100 Index® components. In such instances, The Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement

The Nasdaq and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq 100 Index®, which is owned and published by The Nasdaq, in connection with securities, including the Notes.

The license agreement between The Nasdaq and Royal Bank provides that the following language must be set forth in this preliminary pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq (including its affiliates) (The Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Nasdaq 100 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Nasdaq 100®, Nasdaq 100 Index® and Nasdaq® trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq 100 Index® which is determined, composed and calculated by The Nasdaq without regard to the Licensee or the Notes. The Nasdaq has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq 100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ 100 INDEX ® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX ® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE

WITH RESPECT TO THE NASDAQ 100 INDEX ® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Nasdaq®,” “Nasdaq 100® “ and “Nasdaq 100 Index® “ are trademarks of The Nasdaq and have been licensed for use by Royal Bank. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

Historical Information

The following graphs set forth the historical performance of each Basket Index based on the weekly Index closing level from January 26, 1997 through January 26, 2007. The closing levels for each Basket Index on January 26, 2007 were 1,422.18 for SPX, 1,772.97 for NDX, 12487.02 for INDU and 788.14 for RTY.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of each Basket Index on any of the review dates. We cannot give you assurance that the performance of each Basket Index will result in the return of any of your initial investment.

Period-Start Date	Period-End Date	High Intra-Quarter level of the Underlying Index	Low Intra-Quarter Level of the Underlying Index	Period-End Level of the Underlying Index

1/1/2004	3/31/2004	1157.76	1091.33	1126.21
4/1/2004	6/30/2004	1150.57	1084.1	1140.84
7/1/2004	9/30/2004	1129.3	1063.23	1114.58
10/1/2004	12/31/2004	1213.55	1094.81	1211.92

1/1/2005	3/31/2005	1225.31	1163.75	1180.59
4/1/2005	6/30/2005	1216.96	1137.5	1191.33
7/1/2005	9/30/2005	1245.04	1194.44	1228.81
10/1/2005	12/30/2005	1272.74	1176.84	1248.29

1/1/2006	3/31/2006	1307.25	1248.29	1294.83
4/1/2006	6/30/2006	1325.76	1223.69	1270.2
7/1/2006	9/29/2006	1339.15	1234.49	1335.85
10/1/2006	12/29/2006	1427.09	1331.32	1418.3

1/1/2007	1/19/2007	1440.69	1403.97	1422.18

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of the Underlying Index	Low Intra-Quarter Level of the Underlying Index	Period-End Level of the Underlying Index

1/1/2004	3/31/2004	10737.7	10048.23	10357.7
4/1/2004	6/30/2004	10570.81	9906.91	10435.48
7/1/2004	9/30/2004	10342.79	9814.59	10080.27
10/1/2004	12/31/2004	10854.54	9749.99	10783.01

1/1/2005	3/31/2005	10940.55	10368.61	10503.76
4/1/2005	6/30/2005	10623.07	10012.36	10274.97
7/1/2005	9/30/2005	10705.55	10270.68	10568.7
10/1/2005	12/30/2005	10931.62	10215.22	10717.5

1/1/2006	3/31/2006	11317.43	10667.39	11109.32
4/1/2006	6/30/2006	11642.65	10706.14	11150.22
7/1/2006	9/29/2006	11718.45	10739.35	11679.07
10/1/2006	12/29/2006	12510.57	11670.35	12463.15

1/1/2007	1/26/2007	12623.45	12337.37	12487.02

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of the Underlying Index	Low Intra-Quarter Level of the Underlying Index	Period-End Level of the Underlying Index

1/1/2004	3/31/2004	601.5	556.91	590.31
4/1/2004	6/30/2004	606.39	535.34	591.52
7/1/2004	9/30/2004	582.72	517.1	572.94
10/1/2004	12/31/2004	654.57	564.88	651.57

1/1/2005	3/31/2005	644.95	604.53	615.07
4/1/2005	6/30/2005	644.19	575.02	639.66
7/1/2005	9/30/2005	688.51	643.04	667.8
10/1/2005	12/30/2005	690.57	621.57	673.22

1/1/2006	3/31/2006	765.14	673.22	765.14
4/1/2006	6/30/2006	781.83	672.72	724.67
7/1/2006	9/29/2006	734.48	671.94	725.59
10/1/2006	12/29/2006	797.73	718.35	787.66

1/1/2007	1/26/2007	799.30	768.69	788.14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra-Quarter level of the Underlying Index	Low Intra-Quarter Level of the Underlying Index	Period-End Level of the Underlying Index

1/1/2004	3/31/2004	1553.66	1370.04	1438.41
4/1/2004	6/30/2004	1516.64	1379.9	1516.64
7/1/2004	9/30/2004	1489.57	1304.43	1412.74
10/1/2004	12/31/2004	1627.46	1425.21	1621.12

1/1/2005	3/31/2005	1603.51	1464.34	1482.53
4/1/2005	6/30/2005	1568.96	1406.85	1493.52
7/1/2005	9/30/2005	1627.19	1490.53	1601.66
10/1/2005	12/30/2005	1709.1	1521.19	1645.2

1/1/2006	3/31/2006	1758.24	1645.09	1703.66
4/1/2006	6/30/2006	1739.2	1516.85	1575.23
7/1/2006	9/29/2006	1661.59	1451.88	1654.13
10/1/2006	12/29/2006	1819.76	1632.81	1756.9

1/1/2007	1/26/2007	1847.54	1731.71	1772.97

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C,” that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the “indenture”). The Notes are “indexed notes,” as defined in the accompanying prospectus supplement. This preliminary pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described here (i.e., in this preliminary pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this preliminary pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this preliminary pricing supplement, the following specific terms will apply to the Notes:

Interest Rate (Coupon)

We will not pay you interest on the Notes.

Minimum Investment

$1,000, and integral multiples of $1,000 thereafter.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

(1)           If the Final Basket Level is less than the Starting Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to:

•	Principal Amount + (Principal Amount x Percentage Change x –1)

(2)           If the Final Basket Level is greater than or equal to the Starting Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

(3)           If the Final Basket Level is greater than the Starting Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to:

•	Principal Amount – [Principal Amount x (Percentage Change – Buffer Amount)]

The Maturity Date for the Notes is subject to adjustment if such day is not a business day or if the Valuation Date is postponed as described below.

You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Starting Basket Level by more than the Buffer Amount.

Percentage Change

The “Percentage Change,” as calculated by the calculation agent, is the equal-weighted percentage change of the Basket Indices calculated by comparing the Final Basket Level to the Starting Basket Level. The Percentage Change is calculated as follows:

where, SPXI, INDUI, RTYI and NDXI are the closing levels of the SPX, INDU, RTY and NDX, respectively, on the Pricing Date; SPXF, INDUF, RTYF and NDXF are the closing levels of the SPX, INDU, RTY and NDX, respectively, on the Valuation Date.

The “Closing Basket Level” as of any date will be calculated by the calculation agent as the equally-weighted average of the Basket Indices on such date.

  The “Starting Basket Level” will be calculated by the calculation agent on the Pricing Date.

  The “Final Basket Level” is equal to the Closing Basket Level on the Valuation Date.

Buffer Amount

  The Buffer Amount for the Notes is 30%. You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Starting Basket Level by more than the Buffer Amount.

Maturity Date

  The Maturity Date will be January 29, 2009 (resulting in a term to maturity of 2 years), unless that date is not a business day, in which case the Maturity Date will be the next following business day. If the fifth trading day before January 29, 2009 is not the Valuation Date described below, however, then the Maturity Date will be the fifth business day following the Valuation Date, provided that the Maturity Date will never be later than the fifth business day after January 29, 2009 or, if January 29, 2009 is not a business day, later than the sixth business day after January 29, 2009. The calculation agent may postpone the Valuation Date—and therefore the Maturity Date—if a market disruption event occurs or is continuing on a day that would otherwise be the Valuation Date. We describe market disruption events under “—Consequences of Market Disruption Events” below.

Valuation Date

  The Valuation Date will be January 26, 2009, subject to adjustment as described below. If a Valuation Date is not a trading day or if there is a market disruption event on such day, the Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Valuation Date will not be a date later than the fifth scheduled trading day after January 26, 2009, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Closing Basket Level for the Valuation Date on such date in accordance with the formula for and method of calculating the Closing Basket Level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-

trading day) on such fifth scheduled trading day of each security most recently constituting the affected Basket Index or Indices.

Consequences of Market Disruption Events

The calculation agent will determine the Closing Basket Level on the Valuation Date, which will be the Final Basket Level. The determination of the Final Basket Level may be postponed if the calculation agent determines that, on the Valuation Date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the affected Basket Index on the first business day after the Valuation Date on which no market disruption event occurs or is continuing but will use the closing level of any unaffected Basket Index as of the initial Valuation Date. In no event, however, will the determination of the Final Basket Level be postponed by more than five business days.

If the determination of the Final Basket Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which such closing level of the affected Basket Index will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the affected Basket Index that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with respect to the related Basket Index:

•

a suspension, absence or material limitation of trading in a material number of Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the Basket Index or a material number of Index Constituent Securities in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	the Basket Index is not published, as determined by the calculation agent in its sole discretion; or
•

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•	a decision to permanently discontinue trading in the option or futures contracts relating to the Basket Index or any Index Constituent Security.

Discontinuation of a Basket Index; Alteration of Method of Calculation

If an index provider discontinues publication of the related Basket Index and the index provider or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Basket Index”), then the Basket Index closing level for such discontinued Basket Index will be determined by reference to the level of the related Successor Basket Index at the close of trading on the relevant exchange or market for the Successor Basket Index on the Valuation Date.

Upon any selection by the calculation agent of a Successor Basket Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Notes.

If an index provider discontinues publication of the related Basket Index prior to, and such discontinuation is continuing on a Valuation Date, and the calculation agent determines, in its sole discretion, that no Successor Basket Index is available at such time, then the calculation agent will determine the relevant Basket Index closing level on such date. The relevant Basket Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating such Basket Index last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each applicable Index Constituent Security. Notwithstanding these alternative arrangements, discontinuation of the publication of the Basket Index on the relevant exchange may adversely affect the value of the Notes.

If at any time the method of calculating a Basket Index or a Successor Basket Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Basket Index is in any other way modified so that such Basket Index or such Successor Basket Index does not, in the opinion of the calculation agent, fairly represent the level of such Basket Index or such Successor Basket Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Basket Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a securities index comparable to such Basket Index or such Successor Basket Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the relevant Basket Index closing level with reference to such Basket Index or such Successor Basket Index, as adjusted. Accordingly, if the method of calculating a Basket Index or a Successor Basket Index is modified so that the level of the related Basket Index or such Successor Basket Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the applicable Basket Index), then the calculation agent will adjust its calculation of such Basket Index or such Successor Basket Index in order to arrive at a level of the related Basket Index or such Successor Basket Index as if there had been no such modification (e.g., as if such split had not occurred).

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Valuation Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Closing Basket Level, the Final Index Level, the Final Basket Level, market disruption events, the default amount and the amount payable on your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Basket Indices, the Index Constituent Securities and/or listed and/or over-the-counter derivative instruments linked to the Basket Indices or the Index Constituent Securities prior to or on the Pricing Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of securities of the issuers of Index Constituent Securities;
•

acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Basket Indices or the value of the Index Constituent Securities;

•	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of other similar market indices or securities; or
•	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date. That step may involve sales or purchases of the Index Constituent Securities or over-the-counter derivative instruments linked to one or more of the Basket Indices.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Additional Risk Factors Specific to Your Notes—Trading and Other Transactions by Royal Bank or its Affiliates in the Index Constituent Securities, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Index Constituent Securities or the Basket Indices May Impair the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this preliminary pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated January 5, 2007 and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the “Act”) to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm’s length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders, (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as debt instruments subject to the special tax rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income. Except as discussed in “—Alternative Treatments” below, this discussion assumes you will treat your notes as contingent payment debt instruments.

We have determined that the comparable yield for the Notes is equal to 5.31% per annum, compounded semiannually, with a projected payment at maturity of $11,105.05 based on an investment of $10,000.

You are required to use this comparable yield and projected payment schedule in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Notes and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes’ original offering price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss on the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize on the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital losses is limited.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Alternative Treatments.

Alternatively, it is possible that your Notes could be treated as a pre-paid derivative contract with respect to the Basket. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for your Notes. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date. The deductibility of capital losses is subject to limitations.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Wash Sale Rules

If you sell shares listed on any of the Basket Indices prior or subsequent to your purchase of the notes, you will not be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon such sale as a result of your purchase of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “Tax Consequences—United States Taxation—U.S. Holders—Taxation of Debt Securities—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to RBC Capital Markets Corp., and RBC Capital Markets Corp. has agreed to purchase from us, the aggregate principal amount of the Notes specified on the front cover of this pricing supplement. Subject to the terms and conditions of a terms agreement, dated the date of this pricing supplement, RBC Capital Markets Corp., the Underwriter, has agreed to purchase the Notes as principal for its own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less the commission indicated on the first page of this pricing supplement. The Underwriter may resell any Notes it purchases as principal to other brokers or dealers at a discount of up to the full amount of the commission indicated on the first page of this pricing supplement. The Underwriter may allow, and the broker or dealers may re-allow, a discount not to exceed the commission indicated on the first page of this pricing supplement. To the extent the Underwriter resells Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933. The Underwriter has advised us that, if it is unable to sell all the Notes at the public offering price, the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, we or our affiliates may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this preliminary pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Underwriter. This preliminary pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this preliminary pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this preliminary pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

US$1,225,000

Royal Bank of Canada

Senior Global Medium-Term Notes, Series C

Bearish Buffered Equity Investment Notes due January 29, 2009

Linked to the Performance of the Standard and Poor’s 500 Index®, the

Dow Jones Industrial Average, the Russell 2000 Index and the Nasdaq 100 Index

January 26, 2007